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FORM 5

[ ] Check this box if no
    longer subject to
    Section 16, Form 4 or
    Form 5 obligations may
    continue. See Instruction 1(b)
[ ] Form 3 Holdings Reported
[X] Form 4 Transactions Reported



                    U. S. SECURITIES AND EXCHANGE COMMISSION
                            Washington, D. C. 20549

              ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP



     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

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 1. Name and address of Reporting Person*

    Link,                           Max
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     (Last)                          (First)                         (MI)

230 Central Park West
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                                    (Street)

New York                              NY                          10022
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     (City)                         (State)                       (Zip)


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 2. Issuer Name and Ticker or Trading Symbol
Discovery Laboratories, Inc. ("Discovery")
DSCO
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 3. IRS or Social Security Number
    of Reporting Person (Voluntary)                     000-00-0000
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 4. Statement for Month/Year           |  5. If Amendment, Date of
    June/1998                          |     Original (Month/Year)
                                       |
                                       |
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 6. Relationship of Reporting Person to Issuer (Check all applicable)

        [  X ]  Director                     [    ]  10% Owner

        [    ]  Officer                      [    ]  Other (specify below)
                (give title below)


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TABLE I - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
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
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1. Title of Security             |  2. Transaction Date      | 3. Transaction Code     | 4. Security Acquired (A) or Disposed
   (Instr. 3)                    |     (Month/Day/Year)      |    (Instr. 8)           |    of (D) (Instr. 3, 4 & 5)
                                 |                           |                         |
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                                 |                           |                         |      Amount    |  (A)or  |    Price
                                 |                           |                         |                |   (D)   |
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Common Stock                     |  6/16/98                  | J,4(1)                  |  7,800         |   A     |
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                                 |                           |                         |                |         |
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

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1. Title of Security             | 5. Amount of Securities   | 6. Ownership Form:      | 7. Nature of Indirect Beneficial
   (Instr. 3)                    |    Beneficially Owned at  |    Direct (D) or        |    Ownership (Instr. 4)
                                 |    End of Fiscal Year     |    Indirect (I)         |
                                 |    (Instr. 3 & 4)         |    (Instr. 4)           |
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                                 | 29,528                    |  D                      |
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

Remainder: Report on a separate line for each class of securities beneficially owned directly or indirectly. (Print or type Responses)


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Form 5 (continued)
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TABLE II - Derivative Securities Acquired, Disposed of, or Beneficially Owned
           (e.g., puts, calls, warrants, options, convertible securities)
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
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1. Title of Derivative Security  |  2. Conversion or         | 3. Transaction Date     | 4. Transaction | 5. Number of Derivative
   (Instr. 3)                    |     Exercise Price of     |    (Month/Day/Year)     |    Code        |    Securities Acquired
                                 |     Derivative Security   |                         |    (Instr. 8)  |    (A) or Disposed of
                                 |                           |                         |                |    (D) (Instr. 3, 4 & 5)
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                                 |                           |                         |                |     (A)     |    (D)
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Non-Statutory Stock Option(2)    |  $2.66                    | 6/16/98                 | A,4            |  10,000     |
                                 |                           |                         |                |             |
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Non-Statutory Stock Option(2)    |  $.0821                   | 6/16/98                 | A,4            |  23,400     |
                                 |                           |                         |                |             |
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===================================================================================================================================

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1. Title of Derivative Security  | 6. Date Exercisable and      | 7. Title and Amount of Underlying    | 8. Price of  Derivative
   (Instr. 3)                    |    Expiration Date           |    Securities (Instr. 3 & 4)         |    Security (Instr. 5)
                                 |    (Month/Day/Year)          |                                      |
                                 |                              |                                      |
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                                 | Date          | Expiration   |     Title      |   Amount or Number  |
                                 | Exercisable   | Date         |                |   of Shares         |
                                 |               |              |                |                     |
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                                 | 6/16/98 (3)   | 6/16/08      |  Common        |  10,000             |
                                 |               |              |  Stock         |                     |
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                                 |               |              |  Common        |                     |
                                 | 6/16/98 (4)   | 10/28/06     |  Stock         |  23,400             |
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

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1. Title of Derivative Security  | 9. Number of Derivative      | 10. Ownership Form of Derivative     | 11. Nature of Indirect
   (Instr. 3)                    |    Securities Beneficially   |     Security: Direct (D) or          |     Beneficial Ownership
                                 |    Owned at End of Year      |     Indirect (I) (Instr. 4)          |     (Instr. 4)
                                 |    (Instr. 4)                |                                      |
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                                 | 27,291(5)                    |  D                                   |
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                                 | 27,291                       |  D                                   |
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
Explanation of Responses:

(1) Shares of Common Stock of the Reporting Person received pursuant to an Agreement and Plan of Merger dated as of March 5, 1998, as amended by Amendment No. 1 thereto dated as of May 1, 1998, among the Issuer, ATI Acquisition Subsidiary, a Delaware corporation, and Acute Therapeutics, Inc. a Delaware corporation.

(2) Represents a right to buy.

(3) Unvested shares of Common Stock of the Issuer subject to such options will be subject to repurchase by the Company, at the then exercise price per share, upon the Reporting Persons cessation of Board service. The shares of Common Stock of the Issuer subject to such options will vest (and the Company's repurchase rights will lapse) in four successive equal annual installments over the Reporting Person's period of service, beginning six months after the option grant tax.

(4) Shares of Common Stock of the Issuer subject to such options vest 25% as of October 28, 1996 with the balance vesting in 36 equal monthly installments following that date upon the Reporting Person's successive completion of service with the Issuer. Unvested shares of Common Stock of the Issuer subject to such options remain subject to the Issuer's right to repurchase such shares at the stated exercise price per share.

(5) Amount does not include the options granted on June 16, 1998, which were exercised on July 31, 1998.

** Intentional misstatements or omissions of facts constitute Federal Criminal
   Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Max Link                                                   March 25, 1999
------------------------------------                       -------------------
**Signature of Reporting Person                                   Date

Note: File three copies of this form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.



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